Exhibit 10.36
January 20, 2023
David Vanevenhoven
Dear David,
Congratulations! On behalf of Janus International Group, LLC, it is a pleasure to offer you the position of Chief Accounting Officer, reporting to Anselm Wong, Chief Financial Officer. Your anticipated start date is February 20, 2023. Your bi-weekly salary for the position is $10,000, which equates to $260,000/yr.
In addition to your base salary, you are also eligible to participate in the Janus Bonus Program. The target payout for your bonus is 25% of your annual salary (prorated in your first year). Participation in the Janus Bonus Program is confidential and should not be shared with other employees.
This position is also eligible to participate in the long-term incentive program on an annual basis (currently assuming an annual grant equal to $50,000 worth of restricted stock units (or similar), but subject to approval by the Compensation Committee of the Board of Directors). Any grant of LTI awards contemplated herein (including any vesting schedule associated with any award) is expressly subject to review, adjustment, and approval by the Compensation Committee of the Board of Directors at the next regular meeting of the same.
In addition, the company will provide you with a one-time signing bonus of $30,000, payable within 90 days of your start date. In the event that you leave Janus within 12 months from the date you begin employment, you will be responsible for reimbursing the Company for the signing bonus on a prorated basis.
Upon hire, you are eligible to begin accruing 4.62 hours of vacation biweekly to total 120 hours annually.
We are pleased to be able to offer you a valuable benefits package. Eligibility for insurance and 401(k) benefits for full-time employees begins on the first day of the month following sixty (60) days of employment. Based on a start date of February 20, 2023, your insurance and 401(k) eligibility will be May 1, 2023.
Per the Immigration Reform and Control Act of 1986, we are required to verify that you have the legal right to work in the United States. When you report to work, you will be asked to produce original documentation attesting to your work eligibility status. These originals will be viewed and returned to you. Please note that employment with Janus International is at-will and not for a specified term, meaning that it can be terminated by you or Janus International at any time and for any reason, with or without cause or advance notice.
Janus International Group, LLC
135 Janus International Blvd.
Temple, GA 30179

866.562.2850 | www.janusintl.com

This offer of employment is contingent upon the successful completion of a drug screen and background check and will expire seven days from the date of this letter, although additional time for consideration of the offer can be made available if you find it necessary. If you wish to accept, please sign in the place provided below and return it to me within the prescribed time. If you have any questions, please feel free to contact me directly.
We look forward to you joining our team!
Sincerely,
/s/ Rebecca M. Castillo
Rebecca Castillo
Vice President of Human Resources

/s/ David Vanevenhoven	1/23/2023
Acknowledgement	Date:

I accept the offer of Chief Accounting Officer and the conditions explained in this letter.
Janus International Group, LLC
135 Janus International Blvd.
Temple, GA 30179

866.562.2850 | www.janusintl.com